SUBSCRIPTION AGENT AGREEMENT

This SUBSCRIPTION AGENT AGREEMENT (this “Agreement”) is entered into as of [                    ], 2022, by and between American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) and Cornerstone Strategic Value Fund, Inc. (the “Company”).

1.	The Company is issuing (the “Rights Offering”) to the holders of shares of its common stock, par value $0.001 per share (“Common Stock”), on [ ], 2022 (the “Record Date”), rights (“Rights”) to subscribe for shares of Common Stock ("Shares”). Except as set forth in Sections 9 and 10 below, Rights shall cease to be exercisable at 5:00 P.M., New York City time, on [ ], 2022 or such later date of which the Company notifies the Subscription Agent orally and confirms in writing (the “Expiration Date”). Each stockholder will receive one Right for each outstanding Share he or she owns on the Record Date (the “Basic Subscription”). The Rights entitle a stockholder to acquire one Share at the Subscription Price (as defined in the Prospectus) for every three Rights held. Rights are evidenced by non-transferable subscription certificates in registered form (“Subscription Certificates”). Stockholders who exercise all of their Rights are entitled to subscribe for additional Shares which were not otherwise subscribed for by others in the Basic Subscription (the “Additional Subscription Privilege”). The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s Prospectus dated [ ], 2022 (the “Prospectus”). Any term used but not defined herein shall have the meaning proscribed to it in the Prospectus.

2.	The Subscription Agent is hereby appointed as subscription agent for the Rights Offering as set forth herein. The Subscription Agent may rely on, and shall be protected in acting upon, any certificate, instrument, opinion, representation, notice letter or other document delivered to it and believed by it to be genuine and to have been signed by the proper party or parties.

3.	Enclosed herewith are the following, the receipt of which the Subscription Agent acknowledges by its execution hereof:

(a)	a copy of the Prospectus;

(b)	the form of Subscription Certificate (with instructions); and

(c)	resolutions adopted by the board of directors of the Company in connection with the Rights Offering, certified by the secretary of the Company.

4.	As soon as is reasonably practical, the Subscription Agent shall mail or cause to be mailed to each holder of Common Stock at the close of business on the Record Date a Subscription Certificate evidencing the Rights to which such holder is entitled a Prospectus and an envelope addressed to the Subscription Agent. Prior to mailing, the Company shall provide the Subscription Agent with blank Subscription Certificates which the Subscription Agent shall prepare and issue in the names of holders of Common Stock of record at the close of business on the Record Date and for the number of Rights to which they are entitled. The Company shall also provide the Subscription Agent with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

5.	Subscription Procedure.

(a)	Upon the Subscription Agent’s receipt prior to 5:00 P.M., New York City time, on the Expiration Date (by mail or delivery) of (i) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in Section 9 hereof), and (ii) payment in full of the Estimated Subscription Price (as defined in the Prospectus) in U.S. funds by check, bank draft or wire transfer of immediately available funds (without deduction for bank service charges or otherwise), payable to the order of “American Stock Transfer & Trust Company, LLC” the Subscription Agent shall, as soon as practicable after the Expiration Date, perform the procedures described in subsections (b), (c) and (d) below.

(b)	As soon as practicable after the Expiration Date the Subscription Agent shall calculate the number of Rights to which each subscriber is entitled pursuant to the Basic Subscription and the Additional Subscription Privilege in the manner provided for in the Prospectus. The Additional Subscription Privilege may only be exercised by holders who subscribe to all the Rights that can be subscribed for under the Basic Subscription.

(c)	Upon calculating the number of Shares to which each subscriber is entitled pursuant to the Additional Subscription Privilege and the amount underpaid or overpaid, if any, by each subscriber, the Subscription Agent shall, as soon as practicable, furnish a list of all such information to the Company.

(d)	Within five (5) business days following the Expiration Date or Extended Expiration Date as the case may be, the Subscription Agent shall send a confirmation to each Stockholder (or, if the Shares on the Record Date are held by Cede or any other depository or nominee, to Cede or such other depository or nominee). The date of the confirmation is referred to as the “Confirmation Date.” The confirmation will show (i) the number of Shares acquired pursuant to the Basic Subscription; (ii) the number of Shares, if any, acquired pursuant to the Additional Subscription Privilege; (iii) the per Share and total purchase price for the Shares; and (iv) any additional amount payable by such Stockholder to the Company (i.e., if the Estimated Subscription Price was less than the Subscription Price on the Expiration Date) or any excess to be refunded by the Company to such Stockholder (i.e., if the Estimated Subscription Price was more than the Subscription Price on the Expiration Date and the Stockholder indicated on the Subscription Certificate that such excess not be treated by the Company as a request by the Stockholder to acquire additional Shares in the Offering). Any additional payment required from a Stockholder must be received by the Subscription Agent prior to 5:00 p.m., New York City time, on the date specified as the deadline for final payment for Shares, and any excess payment to be refunded by the Company to such Stockholder will be mailed by the Subscription Agent within ten (10) business days after the Confirmation Date. The Shares purchased pursuant to the Basic Subscription will be delivered to subscribers in book-entry form as soon as practicable after the corresponding Rights have been validly exercised and full payment for the Shares has been received and cleared. The Shares purchased pursuant to the Additional Subscription Privilege will be delivered to subscribers in book-entry form as soon as practicable after the Expiration Date and after all allocations have been conducted.

(e)	Funds received by the Subscription Agent pursuant to the Basic Subscription and the Additional Subscription Privilege shall be held by it in a segregated account. Upon delivering the securities and refunding subscribers for additional Shares subscribed for but not allocated, if any, the Subscription Agent shall promptly remit to the Company all funds received in payment of the Subscription Price for Shares issued in the Rights Offering. The Subscription Agent will not be obligated to calculate or pay interest to any holder or party.

6.	Until 5:00 P.M., New York City time, on the third Business Day (as defined below) prior to the Expiration Date, the Subscription Agent shall facilitate subdivision or transfers of Subscription Certificates by issuing new Subscription Certificates in accordance with the instructions set forth on the reverse side of the Subscription Certificates. As used in herein, “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

7.	The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, the Subscription Agent shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. The Subscription Agent shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, the Subscription Agent should follow the same procedures followed for lost stock certificates representing Common Stock it uses in its capacity as transfer agent for the Company’s Common Stock.

8.	[Intentionally Deleted]

9.	If requested, the Subscription Agent shall deliver to the Company copies of the exercised Subscription Certificates in accordance with written directions received from the Company. The Subscription Agent shall deliver the Shares subscribed for in book-entry form to the subscribers who have duly exercised Rights.

10.	The Subscription Agent shall notify the Company by telephone on an before the close of business on each Business Day during the period commencing five (5) Business Days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending three (3) Trading Days after the Expiration Date) (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised an the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above. At or before 5:00 P.M., New York City time, on the first Trading Day following the Expiration Date the Subscription Agent shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 A.M., New York City time, on the fifth Trading Day following the Expiration Date the Subscription Agent will execute and deliver to the Company a certificate setting forth the number of Rights exercised as to which Subscription Certificates have been timely received. The Subscription Agent shall also maintain and update a listing of holders who have fully or partially exercised their Rights, holders who have transferred their Rights and their transferees, and holders who have not exercised their Rights. The Subscription Agent shall provide the Company or its designees with such information compiled by the Subscription Agent pursuant to this Section 10 as any of them shall request.

11.	With respect to notices or instructions to be provided by the Company hereunder, the Subscription Agent may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

Name	Title
Ralph W. Bradshaw	President
Brian J. Lutes	Treasurer

12.	Whether or not the Rights Offering is consummated, the Company agrees to pay the Subscription Agent for services rendered hereunder, as set forth in the schedule attached to this Agreement.

13.	The Subscription Agent may employ or retain such agents (including but not limited to, vendors, advisors and subcontractors) as it reasonably requires to perform its duties and obligations hereunder; may pay reasonable remuneration for all services so performed by such agents; shall not be responsible for any misconduct on the part of such agents; and in the case of counsel, may rely on the written advice or opinion of such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Subscription Agent hereunder in good faith and in accordance with such advice or opinion. Additionally, the Subscription Agent shall identify, report and deliver any unclaimed property and/or payments to all states and jurisdictions for the Company in accordance with applicable abandoned property law. The Subscription Agent shall also provide information agent services to the Company on terms to be mutually agreed upon by the parties hereto.

14.	The Company hereby covenants and agrees to indemnify, reimburse and hold the Subscription Agent and its officers, directors, employees and agents harmless against any loss, liability or reasonable expense (including legal and other fees and expenses) incurred by the Subscription Agent arising out of or in connection with entering into this Agreement or the performance of its duties hereunder, except for such losses, liabilities or expenses incurred as a result of its gross negligence, bad faith or willful misconduct. The Company shall not be liable under this indemnity with respect to any claim against the Subscription Agent unless the Company is notified of the written assertion of a claim against it, or of any action commenced against it, promptly after it shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by the Subscription Agent to provide such notice shall not relieve the Company of any liability hereunder if no prejudice occurs.

In no event shall the Subscription Agent have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover.

All provisions regarding indemnification, liability and limits thereon shall survive the resignation or removal of the Subscription Agent or the termination of this Agreement.

15.	Any notice or communication by the Subscription Agent or the Company to the other is duly given if in writing and delivered in person or via first class mail (postage prepaid), or overnight air courier to the other’s address.

If to the Company:

Cornerstone Strategic Value Fund, Inc.

c/o Ultimus Fund Solutions, LLC

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Tel: (513) 587-3400

If to the Subscription Agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: Corporate Actions

Tel: (718) 921.8200

with copy to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: General Counsel

Tel: (718) 921.8200

The Subscription Agent and the Company may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

16.	If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between us to the full extent permitted by applicable law.

17.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

18.	Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party. However, the Subscription Agent may assign this Agreement or any rights granted hereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of the Subscription Agent’s assets or business without the prior written consent of the Company.

19.	No provision of this Agreement may be amended, modified or waived, except in writing signed by all of the parties hereto. This Agreement may be executed in counterparts, each of which shall be for all purposes deemed an original, but all of which together shall constitute one and the same instrument.

20.	Nothing herein contained shall amend, replace or supersede any agreement between the Company and the Subscription Agent to act as the Company’s transfer agent, which agreement shall remain of full force and effect.

[signature page follows]

This Subscription Agent Agreement has been executed by the parties hereto as of the date first written above.

Cornerstone Strategic Value Fund, Inc.

By:
Name: Ralph W. Bradshaw
Title: President

Agreed & Accepted:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

Fee Schedule

Project fee of $25,000.00.

Plus out-of-pocket and extraordinary expenses

DTC new cusip eligibility fee $1,000.00 (Non-Negotiable)

Additional fee equal to 1/3rd (one-third) of the flat fee for each extension of the Rights Offering, plus reasonable out-of-pocket expenses associated with such extension.

Fees are payable prior to the launch date

Santander Bank NA.

601 Penn Street

Reading, PA 19601

ABA # 231372691

SWIFT CODE: SVRNUS33

For further credit to: American Stock Transfer & Trust, LLC

6201 15TH Avenue

Brooklyn, NY 11219

Account # 3036002123

Reference: Company name

Attn: Accounts Receivable

The party below is responsible for payment of the fees:

Name: Cornerstone Strategic Value Fund, Inc.

Attention: Ralph Bradshaw

Address: 1075 Hendersonville Road

Address: Suite 250

Address: Asheville, NC 28803

Phone: (828) 255-4833

Email: rbradshaw@cornerstoneadv.com

The fees quoted in this schedule apply to services ordinarily rendered by American Stock Transfer & Trust Company, LLC (“AST”) as paying agent and are subject to adjustment based on final review of documents, or when AST is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Out-of-pocket expenses include, but are not limited to, 1099’s (calculations, production, print, mail, and IRS reporting), cost basis calculations and reporting, and regulatory mailings. Furthermore, the fees quoted in this schedule are based upon information provided to AST and are subject to change upon modification or supplementation of such information resulting in the provision of additional services by AST. Services in addition to and not contemplated in this Agreement, including, but not limited to, document amendments and revisions, calculations, notices and reports, legal fees and unanticipated transaction costs (including charges for wire transfers, checks, internal transfers and securities transactions) will be billed as extraordinary expenses.